Office of the Minnesota Secretary of State

Minnesota Business Corporation | Articles of Dissolution

Minnesota Statutes, Chapter 302A.7291 or 302A.727

Read the instructions before completing this form.
Filing Fee: $55 for expedited service in-person and online filings, $35 for mail

Articles of Dissolution filed under *Minnesota Statutes,* sections 302A.7291 or 302A.727 is used to dissolve a corporation that has issued shares.

1. Name of Corporation: (Required) Puramed Bioscience, Inc.

2. Select one of the following: (Required)

☑ Articles of Dissolution are being filed pursuant to *Minnesota Statutes,* section 302A.7291 for corporations that have NOT given notice to creditors and claimants.

If Articles of Dissolution are being filed pursuant to subdivision 1, clause (1), that all known debts, obligations and liabilities of the corporation have been paid and discharged or that adequate provision has been made for payment or discharge. The remaining property, assets and claims of the corporation have been distributed among its shareholders in accordance with section 302A.551, subd. 4, or that adequate provision has been made for that distribution. There are no pending legal, administrative or arbitration proceedings by or against the corporation, or that adequate provision has been made for the satisfaction of any judgment, order or decree that may be entered against it in a pending proceeding.

☐ Articles of Dissolution are being filed pursuant to *Minnesota Statutes,* section 302A.727 for corporations that have given notice to creditors and claimants.

List the last date on which the notice was given: (Required under 302A.727) ______

Payment of all creditors and claimants filing a claim within the 90-day period stated in section 302A.727, subd.2, paragraph (e) has been made or provided for; or the date on which the longest of the periods described in section 302A.727, subd. 3, paragraph (b) has expired. The remaining property, assets and claims of the corporation have been distributed among its shareholders in accordance with section 302A.551, subd. 4, or adequate provision has been made for that distribution. There are no pending legal, administrative or arbitration proceedings by or against the corporation commenced within the time provided in subdivision 3, paragraph (b), or that adequate provision has been made for the satisfaction of any judgment, order or decree that may be entered against it in a pending proceeding.

3. I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. I understand that by signing this document I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this document under oath.

[signature] ______ 9/30/14
Signature of Authorized Person or Authorized Agent — Date

Email Address for Official Notices
Enter an email address to which the Secretary of State can forward official notices required by law and other notices:

russ@puramedbioscience.com

☑ Check here to have your email address excluded from requests for bulk data, to the extent allowed by Minnesota law.

List a name and daytime phone number of a person who can be contacted about this form:

Russell Mitchell — (715) 359-6373
Contact Name — Phone Number

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED
OCT 01 2014
Mark Ritchie
Secretary of State